UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 2008

SYMMETRICOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

2300 Orchard Parkway, San Jose, California 95131-1017

(Address of principal executive offices, including zip code)

(408) 433-0910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On April 17, 2008, the Audit Committee of the Board of Directors of Symmetricom, following a review initiated by the Audit Committee with the assistance of independent legal counsel and a forensic accounting firm, concluded that, due to errors in accounting for accrued liabilities related to inventory receipts, the Company’s financial statements for the fiscal years and interim periods from 2002 through 2007 and for the first quarter of fiscal 2008 and any reports of the independent registered public accounting firm thereon, should no longer be relied upon.

Based on the findings to date, for the annual fiscal periods ended June 30, 2002 through July 1, 2007 and the quarterly period ended September 30, 2007, accounts payable was overstated, with the approximate amount of the overstatement at the end of such fiscal periods ranging from less than $0.1 million to $1.1 million.  The approximate misstated amounts for net income for the same annual fiscal periods ranged from an understatement of $0.3 million to an overstatement of $0.7 million. The cumulative net income impact on fiscal years 2002 through 2007 was an increase of approximately $0.3 million, with no impact on net income in the first quarter of fiscal 2008.

The Company’s management and Audit Committee have discussed the matters described in this Current Report on Form 8-K with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

This Current Report on Form 8-K contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. The currently anticipated effects of the restatement described above are preliminary and may be subject to change as the Company completes its analysis of the impact of the accounting error. Forward-looking statements are made as of the date of this Current Report on Form 8-K and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2008	By:	/s/ William Slater
William Slater
Chief Financial Officer and Secretary

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